As filed with the Securities and Exchange Commission on January 18, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HUTTIG BUILDING PRODUCTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	43-0334550
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

555 Maryville University Drive

Suite 240

St. Louis, Missouri 63141

(314) 216-2600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Huttig Building Products, Inc.

Nonemployee Directors’ Direct Stock Option Grants

Huttig Building Products, Inc.

Amended and Restated 2001 Stock Incentive Plan

Huttig Building Products, Inc.

2005 Executive Incentive Compensation Plan

Huttig Building Products, Inc.

2005 Nonemployee Directors’ Restricted Stock Plan

(Full title of the Plans)

David L. Fleisher

Vice President, Chief Financial Officer and Secretary

Huttig Building Products, Inc.

555 Maryville University Drive

Suite 240

St. Louis, Missouri 63141

(314) 216-2600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Janice C. Hartman

Kirkpatrick & Lockhart Nicholson Graham LLP

Henry W. Oliver Building

535 Smithfield Street

Pittsburgh, Pennsylvania 15222

(412) 355-6500

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.01 Par Value:
Nonemployee Directors’ Direct Stock Option Grants	75,000 shares	$4.34(2)	$325,500(2)	$34.83
Amended and Restated 2001 Stock Incentive Plan	500,000 shares	$7.62(3)	$3,810,000(3)	$407.67
2005 Executive Incentive Compensation Plan	675,000 shares	$10.04(3)	$6,777,000(3)	$725.14
2005 Nonemployee Directors’ Restricted Stock Plan	75,000 shares	$8.73(4)	$654,750(4)	$70.06
Total	1,325,000 shares		$11,567,250	$1,237.70

(1)	Shares of the registrant’s common stock being registered hereby are accompanied by the registrant’s preferred share purchase rights. Until the occurrence of certain prescribed events, such rights are not exercisable. Such rights are evidenced by each certificate for common stock and will be transferred along with, and only with, the common stock. No additional fee is payable with respect to such rights.
(2)	Pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price for the shares registered in connection with the Nonemployee Directors Direct Stock Option Grants is estimated solely for the purpose of calculating the registration fee and is based on the exercise price of such options.
(3)	Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price for the shares registered under the Amended and Restated 2001 Stock Incentive Plan and the 2005 Executive Incentive Compensation Plan is estimated solely for the purpose of calculating the registration fee and, for outstanding options, is based on the weighted average exercise price of such options and, for the remaining shares, is based on the average of the high and low sales prices for the common stock on January 13, 2006 as reported by the New York Stock Exchange.
(4)	Pursuant to Rule 457(c) of the Securities Act, the proposed maximum offering price for the 2005 Nonemployee Directors’ Restricted Stock Plan is estimated solely for the purpose of calculating the registration fee and is based on the average of the high and low sales prices for the common stock on January 13, 2006 as reported by the New York Stock Exchange.

PART II

INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated herein by reference:

(i)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

(ii)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

(iii)	The Registrant’s Current Reports on Form 8-K filed on January 14, January 21, February 4, February 9, March 3, April 18, April 22, April 28, May 27, July 1, October 4, November 8 and December 21, 2005 and January 4, 2006; and

(iv)	The description of the Company’s Common Stock and Preferred Share Purchase Rights as contained under the caption “Description of Huttig Capital Stock” in Amendment No. 4 to the Company’s Registration Statement on Form 10/A dated December 6, 1999, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be made a part hereof from the date of filing of such documents. Any statements contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently filed document incorporated herein by reference modifies or supersedes such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Where any document or part thereof is incorporated by reference in this Registration Statement, the Registrant will provide without charge to each person to whom a Prospectus with respect to the Plan is delivered, upon written or oral request of such person, a copy of any and all of the information incorporated by reference in this Registration Statement, excluding exhibits unless such exhibits are specifically incorporated by reference.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. Our restated certificate of incorporation provides, among other things, that the personal liability of our directors is so eliminated.

Under Section 145 of the DGCL, a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys’ fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director or officer of the corporation if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provision.

Huttig’s bylaws provide for mandatory indemnification to its directors and officers and to persons serving at Huttig’s request in a similar capacity with another corporation or other enterprise generally as provided in the DGCL. Huttig’s bylaws also require Huttig to indemnify or advance expenses within 60 days of receipt of the written request for such indemnification or advance from the director or officer. The costs and expenses associated with the successful establishment in a court proceeding of the director’s or officer’s right to indemnification or advancement of expenses is also required to be indemnified by Huttig under its bylaws. The bylaws further require Huttig to purchase and maintain directors’ and officers’ liability insurance, provided that such insurance is available under terms which are deemed acceptable by a majority vote of Huttig’s board of directors. Huttig also has entered into indemnification agreements with its directors and executive officers.

Huttig also maintains insurance on behalf of any person who is or was a Huttig director or officer, or is or was serving at Huttig’s request as a director, officer, employee or agent of another entity against any liability asserted against such person and incurred by such person in any such capacity or arising out of his or her status as such, whether or not Huttig would have the power to indemnify such person against such liability under the DGCL.

Item 8. Exhibits.

The following Exhibits are filed as part of this Registration Statement:

Exhibit Number	Description

4.1	Rights Agreement dated December 6, 1999 between the company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent. (Incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999 (the “1999 Form 10-K”).)

4.2	Amendment No. 1 to Rights Agreement between the company and ChaseMellon Shareholders Services, L.L.C. (Incorporated by reference to Exhibit 4.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 (the “March 31, 2000 Form 10-Q”).)

4.3	Amendment No. 2 to Rights Agreement between the Company and Mellon Investor Services LLC, as Rights Agent (Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 3, 2005.)

4.4	Amendment No. 3 to Rights Agreement between the Company and Mellon Investor Services LLC, as Rights Agent (Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on April 18, 2005.)

4.5	Certificate of Designations of Series A Junior Participating Preferred Stock of the Company. (Incorporated by reference to Exhibit 4.6 to the 1999 Form 10-K .)

4.6	Credit Agreement, dated September 24, 2004, by and among the Company, certain of its domestic subsidiaries, LaSalle National Bank Association, as agent, and the lending institutions named therein. (Incorporated by reference to Exhibit 4.1 to the Form 10-Q filed with the Commission on November 12, 2004.)

4.7	First Amendment to Credit Agreement, dated December 3, 2004, by and among the Company, certain of its domestic subsidiaries, LaSalle National Bank Association, as agent, and the lending institutions named therein. (Incorporated by reference to Exhibit 4.8 to the Form 10-K filed with the Commission on March 14, 2005.)

4.8	Second Amendment to Credit Agreement, dated August 5, 2005, by and among the Company and LaSalle National Bank Association, as agent, and the lending institutions named therein. (Incorporated by reference to Exhibit 4.8 to the Form 10-Q for the quarter ended June 30, 2005.)

+ 5.1	Opinion of Kirkpatrick & Lockhart Nicholson Graham LLP.

+ 23.1	Consent of Deloitte & Touche LLP

+ 23.2	Consent of KPMG LLP

23.3	Consent of Kirkpatrick & Lockhart Nicholson Graham LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

+	Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant herebv undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(2) To reflect in the prospectus any facts or events arising after the effective date of such registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a) (1) and (a) (2) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the undersigned registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri on January 18, 2006.

HUTTIG BUILDING PRODUCTS, INC.

By:	/s/ MICHAEL A. LUPO
Name:	Michael A. Lupo
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned directors and officers of Huttig Building Products, Inc., a Delaware corporation, does hereby constitute and appoint Michael A. Lupo and David L. Fleisher, or any of them, the undersigned’s true and lawful attorneys and agents, with full power of substitution and resubstitution in each, to do any and all acts and things in our name and on our behalf in our respective capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or any one of them, may deem necessary or advisable to enable said Huttig Building Products, Inc. to comply with the Securities Act, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments, whether pursuant to Rule 462(b) or otherwise) hereto, and each of the undersigned does hereby ratify and confirm all that said attorneys and agents, or any one of them or any substitute, shall do or cause to be done by virtue hereof. This Power of Attorney may be executed in any number of counterparts.

Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MICHAEL A. LUPO Michael A. Lupo	President, Chief Executive Officer and Director	January 18, 2006

/s/ DAVID L. FLEISHER David L. Fleisher	Vice President, Chief Financial Officer and Secretary (Principal Accounting Officer)	January 18, 2006

/s/ R. S. EVANS R. S. Evans	Chairman of the Board	January 09, 2006

/s/ E. THAYER BIGELOW, JR. E. Thayer Bigelow, Jr.	Director	January 18, 2006

/s/ DORSEY R. GARDNER Dorsey R. Gardner	Director	January 09, 2006

Philippe J. Gastone	Director	January , 2006

/s/ DONALD L. GLASS Donald L. Glass	Director	January 09, 2006

/s/ RICHARD S. FORTÉ Richard. S. Forté	Director	January 10, 2006

/s/ J. KEITH MATHENEY J. Keith Matheney	Director	January 07, 2006

/s/ DELBERT H. TANNER Delbert H. Tanner	Director	January 18, 2006

Steven A. Wise	Director	January , 2006

EXHIBIT INDEX

Exhibit Number	Description

4.1	Rights Agreement dated December 6, 1999 between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent. (Incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999 (the “1999 Form 10-K”).)

4.2	Amendment No. 1 to Rights Agreement between the Company and ChaseMellon Shareholders Services, L.L.C. (Incorporated by reference to Exhibit 4.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 (the “March 31, 2000 Form 10-Q”).)

4.3	Amendment No. 2 to Rights Agreement between the Company and Mellon Investor Services LLC, as Rights Agent (Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 3, 2005.)

4.4	Amendment No. 3 to Rights Agreement between the Company and Mellon Investor Services LLC, as Rights Agent (Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on April 18, 2005.)

4.5	Certificate of Designations of Series A Junior Participating Preferred Stock of the Company. (Incorporated by reference to Exhibit 4.6 to the 1999 Form 10-K .)

4.6	Credit Agreement, dated September 24, 2004, by and among the Company, certain of its domestic subsidiaries, LaSalle National Bank Association, as agent, and the lending institutions named therein. (Incorporated by reference to Exhibit 4.1 to the Form 10-Q filed with the Commission on November 12, 2004.)

4.7	First Amendment to Credit Agreement, dated December 3, 2004, by and among the Company, certain of its domestic subsidiaries, LaSalle National Bank Association, as agent, and the lending institutions named therein. (Incorporated by reference to Exhibit 4.8 to the Form 10-K filed with the Commission on March 14, 2005.)

4.8	Second Amendment to Credit Agreement, dated August 5, 2005, by and among the Company and LaSalle National Bank Association, as agent, and the lending institutions named therein. (Incorporated by reference to Exhibit 4.8 to the Form 10-Q for the quarter ended June 30, 2005.)

+ 5.1	Opinion of Kirkpatrick & Lockhart Nicholson Graham LLP.

+ 23.1	Consent of Deloitte & Touche LLP

+ 23.2	Consent of KPMG LLP

23.3	Consent of Kirkpatrick & Lockhart Nicholson Graham LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

+	Filed herewith.